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                                                                    Exhibit 4.11

                             SOUTHBANC SHARES, INC.
                             2001 STOCK OPTION PLAN

1.    Purpose of the Plan and Types of Awards

      a. SouthBanc Shares, Inc. (the "Company"), a Delaware corporation, intends for the SouthBanc Shares, Inc. 2001 Stock Option Plan (the "Plan") to provide additional incentive to certain valued and trusted officers, employees, and others who perform services for SouthBanc Shares, Inc. and its subsidiaries, Perpetual Bank, A Federal Savings Bank and Heritage Federal Bank (each referred to herein as the "Bank"), by encouraging these individuals to acquire shares of common stock of the Company (the "Stock"). The Plan offers them options to purchase Stock granted pursuant to the Plan ("Options"), thereby increasing their proprietary interest in the business of the Company and their personal interest in the continued success and progress of the Company and each Bank, to the benefit of the Company and its shareholders.

      b. The Committee (as described below) will grant Options under the Plan that are intended either to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options ("NQOs"). Each individual granted an option (an "Optionee") under the Plan shall enter into an agreement with the Company (an "Option Agreement") that sets forth the terms and conditions of the Option, as determined in accordance with the Plan.

2.    Administration of the Plan

A committee (the "Committee"), composed of two (2) or more members of the Board of Directors of the Company (the "Board of Directors") who shall be appointed from time to time by the Board of Directors, shall administer the Plan. If a Committee is not appointed, the entire Board of Directors shall serve as the Committee. The Committee shall have sole and absolute power, subject to the Provisions of the Plan, to take the following actions:

      (i) determine the terms and conditions of all options, and construe and interpret the Plan and any Option Agreement under the Plan;

      (ii) determine the time or times an Option may be exercised, the number of shares that may be exercised at any one time, and when an Option may terminate;

      (iii) establish, amend, and revoke rules and regulations related to the Plan and its administration, and correct any defect, supply any omission, or reconcile any inconsistencies in the Plan, or in any option agreement, in a manner and to the extent necessary;

      (iv) determine all questions of policy and expediency that may arise in the administration of the Plan and exercise such powers and perform such acts as are deemed necessary and in the best interests of the Company; and

      (v) to the extent permissible by law, allocate or delegate all or any portion of its powers and responsibilities to one or more of its members or to any person(s) it selects, subject to further revocation or modification by the Committee.

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All of the determinations and interpretations made by the Committee shall be conclusive and binding on all Optionees, their legal representatives and beneficiaries.

3.    Shares Subject to the Plan

Subject to the provisions of Paragraph 13 of the Plan, the Stock issued pursuant to Options granted under the Plan shall not exceed in the aggregate 225,000 shares. If any Options granted under the Plan terminate, expire or are surrendered without full exercise, the unpurchased number of shares of Stock shall once again become available for purposes of the Plan.

4.    Persons Eligible for Options

      a. All officers, employees, directors and independent contractors of the Company and each Bank (and any affiliates of the Company and the Bank) shall be eligible to receive Options under the Plan. The Committee, or the Board of Directors, shall determine the individuals to be granted options, the times Options shall be granted, the types of Options to be granted, the number of shares subject to each Option, the times when Options may be exercised, and any other terms and conditions associated with the Options. The Committee may grant ISOs or NQOs, or both, under the Plan.

      b. With regard to the granting of ISOs, no ISO will be granted, and any attempted grant shall be void, if the aggregate Fair Market Value Per Share (as defined below), as determined by the Committee at the time of grant, of the current and all previously granted ISOs exercisable for the first time by the Optionee during any calendar year (under all plans of the Company), exceeds $100,000.00 or such other amount as may be specified in Section 422(d) of the Code.

5.    Purchase Price

The purchase price of each share of Stock covered by each ISO will equal at least one hundred percent (100%) of the Fair Market Value Per Share (as defined below) of the Stock on the date the ISO is granted. However, if at the time an ISO is granted, the Optionee owns, or will be considered to own by reason of
Section 424(d) of the Code, more than 10% of the total voting power of all classes of stock of the Company, the purchase price of the Stock will equal at least one hundred and ten percent (110%) of the Fair Market Value Per Share of the Stock on the date the ISO is granted. The purchase price of each share of Stock covered by each NQO shall be set periodically by the Committee; provided, however, that the Committee shall set the purchase price for each share of Stock covered by an Option at the time it grants the Option.

Definition of Fair Market Value Per Share. For purposes of this Plan, "Fair Market Value Per Share" shall mean:

      (i) if the Stock is not publicly traded, the amount determined by the Committee in good faith on the date of grant;

      (ii) if the Stock is traded, but not on a securities exchange and it is not reported on The Nasdaq Stock Market ("Nasdaq"), the closing quoted selling price of the Stock on the date of grant as quoted in the "pink sheets" published by the National Daily Quotation Bureau;

      (iii) if the Stock is traded, but not on a securities exchange, but is reported on Nasdaq, the closing Nasdaq reported sales price of the Stock on the date of grant, as reported in the Wall Street Journal; or

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      (iv)  if the Stock is admitted to trading on a securities exchange, the closing quoted selling price of the Stock on the date of the Option grant, as reported in the Wall Street Journal.

6.    Duration of Options

      a.    Non-Qualified Options

      Unless the Committee, in its discretion, determines otherwise, the duration of Non-Qualified Options shall be as follows:

            Termination of Employment or Service (General). Upon termination of employment or service for reasons other than retirement, disability, death, or Termination for Cause, the Optionee may exercise only those NQOs that were immediately exercisable by the Optionee at the date of termination and only for a period of three (3) months following the date of termination, or until expiration of the NQOs, if they expire less than three months from the date of termination.

            Termination of Employment or Service (Retirement). Upon retirement (as defined in the Option Agreement) an Optionee may exercise only those NQOs that were immediately exercisable at the date of retirement, and only for a period of one (1) year following the date of retirement, or until expiration of the NQOs, if they expire less than one year from the date of termination.

            Termination of Employment or Service (Disability or Death). Upon termination of employment or service due to disability (as defined in the Option Agreement) or death, all NQOs held by an Optionee shall immediately become exercisable and shall remain exercisable for a period of two (2) years following the date of termination, or until expiration of the NQOs, if they expire less than two years from the date of termination.

            Termination for Cause. Upon Termination for Cause (as defined below), all NQOs held by an Optionee shall expire immediately upon the effective date of termination.

            Definition of Termination for Cause. For purposes of this Plan, "Termination for Cause" shall include termination because of: personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than traffic violations or similar infractions).

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      b.    Incentive Stock Options

      Unless the Committee, in its discretion, determines otherwise, the duration of Incentive Stock Options shall be as follows:

            Termination of Employment or Service (General). Upon termination of employment or service for any reason other than retirement, disability or death, or Termination for Cause, the Optionee may exercise only those ISOs that were immediately exercisable at the date of termination and only for a period of three (3) months following the date of termination, or until expiration of the ISOs, if they expire in less than three months.

            Termination of Employment (Retirement). Upon retirement (as defined in the Option Agreement), the Optionee may exercise only those ISOS immediately exercisable at the date of retirement, and only for a period of one (1) year following the date of retirement, or until expiration of the ISOs, if they expire in less than one year.

            Termination of Employment (Disability or Death). Upon termination of employment or service due to disability (as defined in the Option Agreement) or death, all ISOs held by the Optionee shall immediately become exercisable, and shall remain exercisable, for a period of one (1) year from the date of disability or death, or a shorter period of time, if they expire in less than one year.

            Termination for Cause. Upon Termination for Cause (defined in the same manner as above, for NQOs), all rights under the ISOs shall expire immediately upon the effective date of termination.

      c.    Duration of Options Upon a Change in Control

      Unless the Committee, in its discretion, determines otherwise, and notwithstanding any contrary provisions in this Plan, upon a Change in Control, all outstanding options shall be vested and immediately exercisable as of the effective date of the Change in Control. If the Company is merged into or consolidated with another corporation, becomes a subsidiary of another corporation, or sells or otherwise disposes of substantially all of its assets to another corporation, such Options shall be canceled as of the effective date of the merger, consolidation, or sale, and the Optionee shall be paid in cash an amount equal to the difference between the Fair Market Value of the Stock subject to the Options on the effective date of the change in control, and the exercise price of the Options. The foregoing shall apply unless provisions are made in connection with such transactions for the continuance of the Plan and/or the assumption or substitution of outstanding Options with new Options covering the stock of the successor corporation, with appropriate adjustments as to the number and kinds of shares and prices. However, if the consummation of a Change in Control is contingent upon the use of pooling of interests accounting methodology, the Board may, in its discretion, take any action necessary to preserve the use of pooling of interests accounting.

      Definition of a Change in Control. For purposes of this Plan, a Change in Control means, with respect to the Bank or the Company, an event of a nature that:

            (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

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            (ii)  results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS"), as in effect on the date thereof; provided that, in applying the definition of change in control as set forth in the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS.

      In addition, and without limitation, a Change in Control shall be deemed to have occurred at such time as:

            (iii) any "person" (as the term is used in Sections 13(d) and 14(d)
                  of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Company representing 20% or more of the Bank's or the Company's outstanding voting securities or right to acquire such securities, except for any voting securities of the Bank purchased by the Company and any voting securities purchased by any employee benefit plan of the Company or its Subsidiaries; or

            (iv) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be considered as though he were a member of the Incumbent Board, or

            (v) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs or is effectuated and the Bank or Company is not the resulting entity, or

            (vi) a proxy statement has been distributed by someone other than the current management of the Company soliciting proxies from stockholders of the Company and seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations, and as a result the outstanding shares of the class of securities subject to such plan or transaction are exchanged for or converted into cash, property or securities not issued by the Bank or the Company, or

            (vii) a tender offer is made for 20% or more of the then outstanding voting securities of the Bank or Company.

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7.    Exercise of Options

An Option may be exercised in installments or upon such other terms as the Committee shall determine when the Option is granted. As a condition of the exercise of any option, the Committee may require the Optionee to pay, in addition to the purchase price of the Stock covered by the Option, any Federal, state, local and foreign taxes to be withheld in connection with the exercise of the Option. The Committee may also authorize the Company's officers to establish procedures whereby an Optionee can satisfy withholding tax liability incurred upon exercise of the Option by authorizing the Company to retain upon exercise the number of shares (based on the Fair Market Value Per Share as determined by the Committee) necessary to satisfy the withholding tax due.

8.    Method of Exercise

      a. When the right to purchase shares accrues or vests, the Optionee may exercise Options by giving written notice to the Company stating the number of shares for which the Option shall be exercised. The written notice must be accompanied by payment in full, in cash or an equivalent form acceptable to the Company, of the entire price for the shares to be purchased, and, if applicable, any required Federal, state, local and foreign withholding taxes, in accordance with the provisions of Paragraph 7 of this Plan. The Committee may, from time to time, establish or direct additional or different procedures or requirements for the exercise of Options.

      b. The Committee, in its discretion, may allow payment of the purchase price for the shares to be made in whole or in part with other shares of Stock of the Company that are free and clear of all liens and encumbrances. The value of the shares of Stock tendered in payment shall be the Fair Market Value Per Share on the date the Optionee provides written notice of intent to exercise the Options.

      c. Notwithstanding paragraph 8(b), the Company reserves the right to postpone the time of delivery of the shares for as long as necessary for the Company, with reasonable diligence, to comply with any applicable listing requirements of any national securities exchange, Nasdaq or Federal, state, local or foreign laws. If the Optionee, or another person entitled to exercise the Option, fails to timely accept delivery of and pay for the shares specified in the written notice of intent to exercise an Option or Option(s), the Committee shall have the right to terminate the Option(s) with respect to those shares.

      d. Each Option Agreement pertaining to an ISO shall require the Optionee to notify the Committee within ten (10) days of any disqualifying disposition of Stock issued pursuant to the exercise of such Option, under the circumstances described in Section 421(b) of the Code.

9.    Transferability of Options

Unless the Committee determines otherwise, the Optionee may not transfer or assign any Option granted under the Plan, either voluntarily or by operation of law, other than by will or the laws of descent and distribution. During the lifetime of the Optionee, only the Optionee may exercise Options granted under this Plan.

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10.   Continuance of Employment or Service

No provision of this Plan or any Option Agreement shall confer upon an Optionee any rights to continue employment or service with the Company, or to interfere in any way with the Company's right (subject to any contrary terms of a separate employment agreement) to terminate employment or service, or to increase or reduce the compensation of the Optionee, at any time.

11.   Restrictions on Shares

If counsel advises the Company that certain requirements of Federal, state or foreign securities laws must be met before Stock may be issued under this Plan, the Company shall notify all persons who were issued Options. The Company shall not be liable for failure to issue Stock under any Option exercise because of a delay in compliance, or an inability to comply, with these legal requirements.

12.   Privileges of Stock Ownership

No person entitled to exercise any Option to purchase shares of Stock granted under the Plan shall have the rights or privileges of a shareholder of the Company until such person has become the record holder of the shares. No adjustment shall be made for dividends or other rights if the record date is prior to the date on which that person became the holder of record, except as provided in Paragraph 13 of this Plan.

13.   Adjustment

      a. If the number of outstanding shares of Stock of the Company increases or decreases, or outstanding shares are exchanged for a different number or kind of shares of securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, or similar transaction, the Committee shall appropriately and proportionately adjust the aggregate number of shares of Stock subject to the Plan as provided in Paragraph 3, the maximum number of shares under Options that may be granted during any calendar year as specified in paragraph 4(a), and the shares subject to issued and outstanding Options under the Plan. The Committee shall make adjustments without changing the aggregate purchase price applicable to the unexercised portion of the Option, but instead shall change the price for each share or other unit of any security covered by the Option. If the Committee determines that any dividend or distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of Stock or other securities of the Company, issuance of warrants, issuance of other rights to purchase shares of Stock or other securities of the Company, or similar transaction or event affects the shares of Stock, other securities or property then covered by an Option, such that an adjustment other than as provided for in this subparagraph (a) is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits under the Plan and Options granted thereunder, the Committee shall, in a manner it deems equitable, adjust any or all of:

            (i) the number and kind of shares of stock (or other securities or property) which thereafter may be made the subject of Options;

            (ii) the number and kind of shares of stock (or other securities or property) subject to outstanding Options;

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            (iii) the purchase price with respect to any outstanding Options, or, if deemed appropriate, the Committee shall make a cash payment to the holders of outstanding Options; and

            (iv) the aggregate number of shares of Stock or number and kind of other securities or property subject to the Plan and the maximum number of shares or other securities or property under Options that may be granted to an Optionee during any calendar year as specified in Paragraph 4(a) of the Plan.

      b. The Committee shall make any necessary adjustments under this Paragraph 13. The Committee's determination as to adjustments to be made, and their extent, shall be final, binding and conclusive. No fractional shares of Stock shall be issued, however, under the Plan or in connection with any adjustment.

14.   Amendment and Termination of the Plan

      a. The Board of Directors may, from time to time, suspend or terminate the Plan, or amend or revise the terms of the Plan or any Option Agreements. However, to the extent it is required to do so by applicable law or rule, the Board of Directors will submit an amendment for approval by a majority of votes cast at a meeting of shareholders, at which a quorum representing a majority of the Stock is present in person or by proxy, or to such other vote as required by the applicable law or rule.

      b. Subject to the provisions of Paragraph 13, no amendment, suspension, or termination of this Plan or any Option Agreement shall, without the consent of the Optionee, adversely affect the rights of such Optionee under any Option previously granted under the Plan.

15.   Effective Date of the Plan

The Plan shall become effective upon adoption by the Board of Directors, subject to approval by a majority of shareholders of the Company present or represented by proxy at a meeting of the shareholders occurring within twelve (12) months of the date of Board adoption. Options may be granted under the Plan prior to the date of shareholder approval; provided, however, that they will be null and void if shareholder approval is not obtained.

16.   Term of the Plan

No Options shall be granted more than ten (10) years after the effective date of the Plan.

17.   Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent that Federal law is deemed to apply.

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